UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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☑ Soliciting Material Pursuant to §240.14a-12
Boots & Coots, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FOR IMMEDIATE RELEASE
Investor Contact: Jennifer Tweeton
281-931-8884
jtweeton@boots-coots.com
BOOTS & COOTS TO HOLD SPECIAL STOCKHOLDERS’ MEETING ON SEPTEMBER
15 TO VOTE ON THE PROPOSED MERGER WITH HALLIBURTON
HOUSTON, August 11, 2010 — Boots & Coots, Inc. (NYSE: WEL), announced today that a Special Meeting of Stockholders will be held Wednesday, September 15, 2010 at 9:00 a.m. Central Time at the Hilton Garden Inn Houston Northwest, 7979 Willow Chase Boulevard, Houston, Texas 77070. Stockholders will be asked to consider and vote on, among other items, the adoption of the proposed merger agreement with Halliburton, previously announced on April 9, 2010, pursuant to which Halliburton will acquire all of the outstanding stock of Boots & Coots in a stock and cash transaction. Stockholders of record as of the close of business on July 23, 2010 will be provided notice and proxy materials and Election Forms/Letters of Transmittal, and will be entitled to vote at the special meeting.
Under the merger agreement, Boots & Coots stockholders will receive $3.00 per share for each share of Boots & Coots common stock they hold, comprised of $1.73 in cash and $1.27 in Halliburton common stock, subject to election and proration features and an exchange ratio based on Halliburton’s five-day average share price prior to closing as further described in the merger agreement. The transaction is expected to close as soon as practical after the Special Stockholders’ Meeting.
The Boards of Directors of both companies have approved the merger agreement, and the Board of Directors of Boots & Coots has recommended approval of the transaction to its stockholders.
About Boots & Coots
Boots & Coots, Inc., with its headquarters in Houston, Texas, provides a suite of integrated pressure control services to onshore and offshore oil and gas exploration companies around the world. Boots & Coots’ products and services include well intervention services designed to enhance production for oil and gas operators. These services consist primarily of hydraulic workover and snubbing services. Boots & Coots’ equipment services segment provides high pressure, high temperature rental tools. The company’s pressure control services are designed to reduce the number and severity of critical events such as oil and gas well fires, blowouts or other incidences due to loss of control at the well. This segment consists primarily of the company’s Safeguard prevention and emergency response services. Additional information can be found at www.boots-coots.com.
Additional Information
In connection with the proposed merger, Halliburton and Boots & Coots have filed materials relating to the transaction with the SEC, including a registration statement of Halliburton, which includes a prospectus of Halliburton and a proxy statement of Boots & Coots, and intend to file additional materials relating to the transaction with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE REGISTRATION STATEMENT, AND THE DEFINITIVE PROXY STATEMENT/PROSPECTUS AND ANY OTHER MATERIALS REGARDING THE PROPOSED MERGER WHEN THEY ARE AVAILABLE, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT HALLIBURTON, BOOTS & COOTS AND THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of the registration statement, and the definitive proxy statement/prospectus when it is available, as well as other documents containing information about Halliburton and Boots & Coots, without charge, at the SEC’s web site at www.sec.gov. Copies of Halliburton’s SEC filings may also be obtained for free by directing a request to investors@halliburton.com. Copies of the Boots & Coots’ SEC filings may also be obtained for free by directing a request to investorrelations@boots-coots.com.
Participants in Solicitation
Halliburton and Boots & Coots and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Boots & Coots’ stockholders in respect of the merger. Information about these persons can be found in Halliburton’s proxy statement relating to its 2010 Annual Meeting of Stockholders, as filed with the SEC on April 5, 2010, Boots & Coots’ Annual Report on Form 10-K/A, as filed with the SEC on April 30, 2010, and Boots & Coots’ Current Report on Form 8-K, as filed with the SEC on March 5, 2010. These documents can be obtained free of charge from the sources indicated above. Additional information about the interests of such persons in the solicitation of proxies in respect of the merger is included in the registration statement and will be included in the definitive proxy statement/prospectus to be filed with the SEC in connection with the proposed transaction.
Forward-Looking Statements
Certain statements included in this news release are intended as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that Boots & Coots expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on our current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause our actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding the proposed merger and whether and when the merger will be completed. More information about the risks and uncertainties relating to these forward-looking statements is found in Boots & Coots’ SEC filings, which are available free of charge on the SEC’s web site at www.sec.gov.
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